Exhibit 10.15


Summary of Compensatory Arrangements with Directors and Named Executive
Officers

Director Compensation. Each director who is not an officer of the Company will receive the following compensation for his or her services as director in 2005:

A quarterly base retainer of $15,250;
$1,500 per Board meeting attended;
$1,000 to 2,000 per audit committee meeting attended;
$1,000 per committee meeting attended for Compensation, Governance, Nominating, Stock Option and Real Estate.

Named Executive Officer Compensation.

Base Salary Compensation

Base salary levels for named executive officers in 2005 have been determined as follows:

F. Bruce Giesbrecht       Chief Executive Officer,
                          President, Chief Operating
                          Officer and Director             $500,000

Timothy R. Price          Chief Financial Officer          $400,000

Other Compensation

In addition to their base salary, each of the named executive officers is eligible to participate in the executive bonus program and standard executive benefits package. Under the executive bonus program cash bonuses in varying amounts may be granted based on Company performance.